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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    FORM 8-K



                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



                       Date of Report: September 20, 2001




                             Entrada Networks, Inc.
             (Exact name of registrant as specified in its charter)




                                    000-26952
                            (Commission File Number)





                           DELAWARE                                                           33-0676350
(State or other jurisdiction of incorporation or organization)                  (I.R.S. Employer Identification No.)
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                    10070 Mesa Rim Road, San Diego, CA 92121
             (Address of principal executive offices, with zip code)



                                 (858) 623-3265
              (Registrant's telephone number, including area code)






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ITEM 5.  OTHER EVENTS.

         On October 13, 2000, Entrada Networks' Board of Directors had approved a plan for the Company to explore strategic and financial alternatives for its frame relay business for the purpose of enhancing shareholder value. The Company planned to complete disposition of its frame relay business by September 30, 2001. As part of this plan in the third quarter of fiscal 2001, the Company had reserved approximately $5.0 million, of which $3.0 million was non-cash, for charges associated with inventory obsolescence, lease terminations and fixed asset write-downs based upon the possibility that it may have to exit the frame relay business. In addition, the Company had also reserved $1.2 million for charges associated with employee-related costs and a $4.2 million non-cash charge for goodwill related to the Sync merger. While looking at alternatives, the frame relay business had been accounted for as a discontinued operation.

         On September 6, 2001, the Company announced that it is restructuring its business, creating three separate wholly owned subsidiaries. The discontinued frame relay business will be retained as Sync Research, Inc., as one of the three subsidiaries. Sync Research, Inc. will serve its current frame relay customers and provide manufacturing, service and repair facilities for the other subsidiaries. On September 18, 2001 the Company's Board of Directors approved a plan to reclassify Sync Research as an operating unit. In this capacity, Sync Research, Inc. becomes an integral part of the Entrada Networks business community.

         Net sales of Sync were $3.3 million for the six months ended July 31, 2001, compared to $3.2 million for the six months ended July 31, 2000. Its cost of sales were $1.3 million for the six months ended July 31, 2001, compared to $1.8 million for the same period last year. Operating expenses for it were $934,000 for the six months ended July 31, 2001 compared to $1.7 million for the same period last year. Its net income was $1.1 million for the six months ended
July 31, 2001, compared to a net loss of $320,000 for the same period last year.

         At the end of second quarter FY 2002 ended July 31, 2001, Sync's net accounts receivable were $1.8 million, net inventory was $291,000, net property and equipment was $191,000, prepaid expenses and other current assets of $111,000 were offset by current liabilities of $748,000. Because of this reclassification, the total stockholders equity of the Company will increase by $1.7 million from $3.9 million at the end of the second quarter ended July 31, 2001 to $5.6 million.

          As of August 3, 2001, the Company had 10,992,634 shares of its common stock issued and outstanding.

                             ABOUT ENTRADA NETWORKS

         Entrada Networks is a pioneer in the transport of storage over IP and over light. Entrada's SAN transport technology will enable OEMs and integrators to inter-network isolated islands of SANs over wide-area (WAN), and metro-area
(MAN) networks. The company's Silverline'TM' storage over IP transport switches will offer the widest available choice of connectivity and protocol options to optimize data exchange between SANs. These products help ensure data integrity regardless of distance and provide continuous access to mission-critical information. Entrada's expertise in optical networking, Internet, Fibre Channel and Ethernet technologies enable it to offer unrivaled SAN transport products.
The company is headquartered in San Diego, CA. To learn more about Entrada
Networks please visit www.entradanetworks.com.

         Except for historical information contained herein, the matters set forth in this Form 8-K are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including but not limited to the following factors: 1) The failure of Entrada Networks to successfully design, manufacture and market Silverline'TM', and other new products for the SAN market and to attract and retain management to lead this effort 2) The much greater financial and other resources of Entrada Networks' many well-entrenched competitors in the market for SAN technologies; 3) The failure of the market for SAN transport products to grow and develop as is currently anticipated; 4) The failure of Entrada Networks to generate the cash flow from operations, or raise additional capital that will be necessary for Entrada to design, market and manufacture its announced and as-yet unannounced products; 5) the adoption of technology standards different from those under which Entrada is prepared to deliver products; and 6) such other factors as are set forth in the reports previously filed by Entrada's former Parent, Sorrento
Networks Corporation or Sync Research with the U.S. Securities and Exchange
Commission, including but not limited to the Reports of Sync Research, Inc., filed in connection with its merger with Entrada on Form S-4 and S-4/A.





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                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           ENTRADA NETWORKS, INC.
Date: September 20, 2001



                                           /s/ Gilbert G. Goldbeck
                                           ---------------------------------
                                           Gilbert G. Goldbeck
                                           Chief Financial Officer
                                           VP Finance and Operations



                           STATEMENT OF DIFFERENCES
                           ------------------------

The trademark symbol shall be expressed as .............................. 'TM'